UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 26, 2010

EnergySolutions, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-33830	51-0653027
(State or Other Jurisdiction of	(Commission	(IRS Employer
Incorporation)	File Number)	Identification No.)

423 West 300 South
Suite 200
Salt Lake City, Utah	84101
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (801) 649-2000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As part of changes in its organizational structure, EnergySolutions, Inc. (the “Company”) has eliminated the position of Chief Operating Officer effective as of March 26, 2010.  Dr. Raul A. Deju who served as Chief Operating Officer since December 2008 will continue to serve as Executive Vice President-Special Projects, reporting to Val J. Christensen, Chief Executive Officer and President.

As part of the organizational restructuring, Dr. Deju and the Company have agreed to certain amendments to his employment agreement.  The material changes include a change in the amount of his base salary, the criteria for earning his target bonus, and a transition to Dr. Deju providing services to the Company on a part-time basis from the Company’s Moraga, California office.  Under the amended agreement, Dr. Deju’s base salary, which will no longer be adjusted for any cost-of-living increase, will be equivalent to $499,980 on an annualized basis through July 4, 2010 and $333,320 on an annualized basis from July 5, 2010 through December 31, 2011, which is the end of Dr. Deju’s employment term.  Dr. Deju’s target bonus is no longer calculated based on a set schedule, but rather will be calculated and payable in accordance with criteria established by the Compensation Committee of the Company’s Board of Directors and will be earned for any calendar year during which Dr. Deju was employed on December 31st of such year.  All other material provisions of Dr. Deju’s employment with the Company remain the same.

On March 30, 2010, the Company issued a press release announcing the new organizational structure, a copy of which is included with this report on Form 8-K.

Item 9.01               Financial Statements and Exhibits

(d)                                 Exhibits

Item 99.1	Press Release dated March 30, 2010

Item 99.2	Amended and Restated Executive Employment and Non-Competition Agreement dated March 26, 2010 with Raul A. Deju

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EnergySolutions, Inc.

Dated: March 30, 2010	By	/s/ Val J. Christensen
Val J. Christensen, CEO and President